EXHIBIT 99.1

Atrion Reports First Quarter Results

ALLEN, Texas, May 10, 2021 (GLOBE NEWSWIRE) -- Atrion Corporation (Nasdaq - ATRI) today announced that revenues for the quarter ended March 31, 2021 were $39.2 million compared with $43.6 million for the first quarter of 2020. Net income in the current-year quarter totaled $7.7 million compared to $8.9 million in last year’s first quarter, with diluted earnings per share for the first quarter of 2021 at $4.22 compared to $4.79 for the first quarter of 2020.

Commenting on results for the first quarter of 2021 and the outlook for the remainder of 2021, Mr. Battat stated, “I am very pleased to report strong growth in quarterly sequential sales, with revenues for the first quarter of 2021 increasing by $7.0 million compared to the preceding quarter. After three successive quarters of sales declines in 2020 during the pandemic we have turned the corner. Our customers are placing increased orders, reflecting the pent-up demand for postponed inpatient and outpatient procedures. Given the easing of quarantine restrictions and the increased availability of vaccines, we expect a continued ramp-up in the number of elective surgeries in each of the remaining quarters of this year, albeit at a modest pace in the second quarter as many people will choose to travel in the late spring and early summer months. As a result, we are confident in our outlook for 2021 and expect revenues in the second half of the year and beyond to continue on a growth path.”

Addressing comparisons with the first quarter of 2020, Mr. Battat added, “While the effect of COVID-19 on revenues is diminishing, we are continuing to employ enhanced safety measures in our facilities to protect our workforce, even though this impacts our efficiency and skews pre-pandemic comparisons. Moreover, we have addressed the added financial burdens facing our employees due to the pandemic for expenses such as child care and remote schooling by increasing pay for our manufacturing employees. These cost increases, which we incurred in the just-completed first quarter and are continuing, are the primary reason why gross margins declined from 46% of sales in the first quarter of 2020 to 42% in the just completed quarter of 2021. Nevertheless, operating income in the first quarter of 2021 was a very strong 23% of sales.”

Mr. Battat concluded, “Cash and short and long term investments increased slightly to $88.5 million, and we remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding a continued increase in elective surgeries in each of the remaining quarters of 2021 and revenues in the second half of 2021 to continue on a growth path. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$39,169	$43,594
Cost of goods sold	22,830	23,726
Gross profit	16,339	19,868
Operating expenses	7,408	8,154
Operating income	8,931	11,714

Interest and dividend income	217	462
Other investment income (loss)	62	(997)
Other income	66	--
Income before income taxes	9,276	11,179
Income tax provision	(1,550)	(2,281)
Net income	7,726	8,898

Income per basic share	$4.23	$4.80

Weighted average basic shares outstanding	1,826	1,853

Income per diluted share	$4.22	$4.79

Weighted average diluted shares outstanding	1,832	1,859

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2021	2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$29,427	$22,450
Short-term investments	18,393	19,258
Total cash and short-term investments	47,820	41,708
Accounts receivable	20,235	16,445
Inventories	49,519	50,298
Prepaid expenses and other	2,385	3,868
Total current assets	119,959	112,319
Long-term investments	40,672	46,207
Property, plant and equipment, net	94,891	94,935
Other assets	13,321	13,429

	$268,843	$266,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	10,777	13,636
Line of credit	--	--
Other non-current liabilities	13,315	12,812
Stockholders’ equity	244,751	240,442

	$268,843	$266,890